EXHIBIT 99.2

Oral Remarks Concerning Union Planters’ 2002 Performance
Made at the Annual Meeting of Shareholders
April 17, 2003
2:00 p.m. EDT

JACKSON W. MOORE, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNION PLANTERS CORPORATION:

At this time, I’m going to make a presentation and talk about several things within our company; some of the things we’re doing, some of the things that we see as challenges and opportunities and look at our performance. I’m going to talk a little bit about corporate governance. You had to be blind not to have read or heard about that; all of those issues that are going on now. We’ll look at our corporate overview; look at our earnings from last year. We’ll talk some about the public markets, and how we have performed in recent times relative to that. A little bit on our strategic focus; look at what we announced this morning, first quarter 2003 financial performance. A little information on financial performance in the long-term investing, in the stock market. And then at the end, we always close with what we call the Union Planters Value Proposition. What we look at is why over the long term, Union Planters is a good place to have your money.

I call your attention to this cautionary statement. This is in all of our releases, all of our presentations. It basically says that there are certain things that I will say that may well be forward-looking in nature. I do not have a crystal ball, so I don’t know the future. So there are risks, if you rely on absolutely what I think may occur in the future. Here again, at the bottom you’ll notice that this is being Webcast live; it’s being recorded. You can call in and get a replay of it, or you can go to our Web site, unionplanters.com and access the replay.

Corporate governance. Sarbanes-Oxley, New York Stock Exchange, SEC. We’ve all read and heard a tremendous amount about that over the last several months. Corporate governance has always been very important in Union Planters, and it has always been very good at Union Planters. And the reason corporate governance is good at Union Planters is because we have an outstanding group of Directors. They’re independent, they’re engaged. I listed three or four things or half a dozen up here, that are key points that people look at; outsiders in terms of evaluating the quality or the corporate governance quotient formula. Eleven of our 13 Directors are non-management Directors.

Actually, a majority of our Directors in the last six months have attended a Directors Educational Institute at Duke University, which is a two or three day program; top-notch people are there, great speakers from regulators; the New York Stock Exchange. We’ve gotten very good reviews from that. We have a Compensation/Nominations and Corporate Governance Committee that oversees all corporate governance activities. All of those Directors are independent. Likewise, all of our Audit Committee Directors are independent. Bank Director magazine a couple of months ago, rated all of the large banks in the United States, and they rated our company at number three in overall corporate governance among large U.S. banks.

Last year we added an enterprise-wide risk manager, James Gordon, a great addition to the Executive Management Team, who oversees all risk management within our company, and corporate governance is one of those things. Likewise last year, we engaged a separate, independent public accounting firm to support our internal audit function. We now have PricewaterhouseCoopers as our external auditors, and we have Ernst and Young, who are providing the internal audit function for us.

Let’s look at last year’s performance. This is how we ended the year. This is a picture of our footprint, where our franchise is, where we have locations. We had a record year last year. We earned $529 million on revenues of slightly over $2 billion. We ended the year, $3.2 billion in equity, $5.6 billion in market cap; branches in 12 states and 762 branches with almost 1,000 ATMs spread across the franchise. Recent rankings came out just in the last couple of weeks from very well known rankings. Forbes 500, we’re number 218 of all companies in the U.S. and their super ranking, which is based on profitability, market capitalization and performance. Business Week rates us number 240th in the S&P 500 Performance ranking. We were in the Fortune 1,000. “Fortune” ranks their companies solely on revenue. I think we were 538th in terms of revenue in the U.S. in their 1,000. But we were number 12 among the 40 largest banks as a performer in terms of our earnings as a percentage of assets.

Let’s look a little bit deeper about where we are. These are five of our largest, fastest growing markets; a little detail about that. We think we have great growth opportunities in these markets. We have a meaningful market share in Indianapolis, St. Louis, Nashville, Memphis and Miami. You can see their market share and the percentage of our deposits that we have in each of these markets. All are very good, strong markets. If you look across our total footprint, we’re in about 27 metropolitan statistic areas. There they are. Across those 27 MSAs, we have a little over 60 percent of our deposits that are within those markets. Fourteen and a half billion dollars, 62.3 percent, so we are in good markets. We have good growth opportunities; we have good household penetration there, and when we get a lift in the economy, we think we’re poised for, poised for growth.

It’s been difficult times, as we all know in the public equity markets. And there are reasons for that, obviously. Not the least of which is a war, terrorism, accounting scandals, corporate corruption, very slow capital growth, and really in reaction to that, which is about, this is an amazing statistic to me, and I’ll point out there; in the last three years, over $7 trillion of equity value has vanished from the U.S. equity markets. In three years over seven trillion dollars of equity value has gone from the equity markets. And you can see partly why. In 2002 last year, there were only $17 billion of equity fund net inflows as compared in 2000, $250 billion, which was down 93 percent. So there’s not a lot of confidence; there’s not been a lot of confidence in the equity markets. That’s probably driven, we’ve had 300 restatements, companies, 300 companies restated their earnings last year, up from 120 in 1997.

Last year was the first time since before World War II that we had three years of a down market; since 1939 through 1941. But the good news is, crises are common. I asked them to go back, this goes back 52 years, follows the S&P for 52 years. As I look around the room, some of us can, were here during all of those and have lived through all the crises, going back as far as, whoops, move that one back; hit the wrong button. The Korean conflict heightens, and you can see the impact; the 1962 market panic, the invasion of Vietnam, you can see the drops there. Nixon resigns, the oil embargo, prime rate hits 21 percent. You know, prime rate was 20 percent, and we’ve seen in just really in the last 25 years, the highest prime rate has ever been, and the lowest prime rate has ever been, so we go through a lot of economic cycles.

The interesting thing is that really since the 1987 market panic, Black Monday if you all remember when the DOW went down about 600 points, or 25 or 30 percent in that one day. There was a dramatic increase in the equity valuations based on the Standard and Poor’s. Then at the 9/11 attack, which really goes back two and a half years now, since that time there has been concerns in the equity market, but I think if we look over the long-term, and I’ve got some long-term performance of Union Planters, I think if, if the past is any indication of the future, while there will be those up and downs, I think the long-term growth opportunity for the American economy is very good.

Fortunately during the last two years, our company performed very well. You can see that, and this is information from J.P. Morgan, since January 1, 2001 through March of this year, our company stock is up 10.3 percent since that time against our peers, which are down slightly, 7.5 percent. And the regional bank index during that same period is down almost 15.5 percent. So we were fortunate enough to start some key initiatives that we will talk about in minute that are continuing to gives us a lift from a performance standpoint.

And you can see during the last two years in ‘01 and ‘02, we grew our net earnings by 13 percent compounded and our annual EPS by 16 percent.

About two and half years ago, when the frenzy of the M&A activity of the ‘90s had basically come to a close and we had made all these acquisitions and had a good base of assets across that geographic footprint, that I showed, we brought our executive management team together and said, you know, what do we need to do? What are going to be the main things that are going to cause long-term success of the company?

We identified five or six things that are listed here. You know, number one in all cases, you’ve got to have good people. We looked at where we were, the types of markets we are in generally. In order to be profitable and grow there, we had to have an efficient business model. We had to be very efficient at what we did. We had to have a very clearly defined business strategy.

Not all things to all people. We can’t be all things to all people, but we had to be very good at the things we wanted to focus on. Really, just the vigilant and discipline in service process, and ourselves really manage our credit effectively. That’s the one area we have really been focusing on lately. We reported some good news on that, and I’ll show you some more information on that. And we had to – we called it the main thing. And I think I talked about it at last year’s meeting. On a consistent basis, we just have to keep meeting what market expectation earnings are. And over time as we do that, we will continue to grow long-term value for the Company.

So with that, and from that, these were the six strategies. You know, we called it a winning team, which is people. Develop an efficient business model. Don’t try to do everything internally, whether it’s data processing or trust administration, or to outsource internal audit. Access good partners, strategic partners and use their strengths and work out good working relationships. Work hard on sales and services. Grow in those markets where we have a great opportunity to grow. Develop our resources there. And to significantly increase our credit quality.

You can see the results of that. We were starting at a low base with a large opportunity. I would like to say we could sustain that type of growth on an ongoing basis, but we started fairly low, so we had a good opportunity for growth. But you can see in the last two years, the type of growth, and the type of improvement that we have had in operating our franchise. And operating in the markets that we are in.

And these are just reflective of those key strategies. Efficient business model. We were able to drive our efficiency ratio down which really – what that means is – how many cents of every dollar does it cost you to make a dollar. That’s what – kind of in a nutshell, what efficiency ratio means. So in 2000, we were spending almost 56 cents for every dollar we made. Last year we spent 50 cents for every dollar. This quarter, we spent a little less than that for every dollar on an operating basis.

At the same time, we closed about 120 branches or consolidated. We have a large number of branches across our footprint. Part of that – we worked hard on our training so we were able to enhance the productivity across the system. Our revenue per employee went up. Our core deposits per branch went up. So really looking at the matrix of what’s driving the growth and driving the numbers – and behind all of this we are also in the process of re-mixing both sides of our balance sheet.

You know, there are assets and liabilities that we have today, that we want to replace with others assets and liabilities – other types of loans or other types of deposits. So we are slowly moving the lesser desirable assets and liabilities off our balance sheet and replacing them with the type of assets and liabilities that we want.

Our non-interest income growth was very good. The two silos for each year, the blue and the red, – because our mortgage business has been so strong, we had some branch sales and security sales, take out those. Let’s just look at the core things that are driving our revenue growth. And you can see between 2000 and 2001, we grew our core non-interest income by 16 percent, and last year we grew it about 8 percent.

And we are looking to – drill down into a couple of those, we had several things that were double digit growth. Mortgage banking, obviously in this interest rate environment, has been extraordinary. But we grew our professional employment organization net revenues by 30 percent. Our bankcard fees and factoring commissions, service charges in a lot of areas. In a minute I will take that forward to how we have continued that momentum in the first quarter, which is where I am right now.

This quarter versus last quarter, that we just reported – we have press releases outside. We released it this morning. Overall, the market has been relatively flat. We are up slightly this morning. I’ve been reading the reports from the analysts. We’ve been getting some pretty positive feedback from them. I don’t think in this market anybody is going to say anything really outstanding about anybody. But you just hope to maintain your own, basically as we are going through this market.

We increased our earnings per share for this quarter versus the same quarter last year, by almost 10 percent. If you look at the absolute numbers, as we would anticipate, margin was down, provision for losses were up, non-interest income was driven significantly up by some of the things that I described. Noninterest expense was very significantly up. And I said, because we had two or three significant items in this quarter, I said, let’s take those out and let’s just adjust them to our operating plan internally.

So we had a mortgage servicing right impairment of about $71.5 million. We had security gains of about $19 million. And we had a tax benefit of about $52.6 million that came from a capitalization, increasing our capital, growing our capital. Issuing preferred stock this quarter. I said take those out, because they are not going to happen again next quarter. I said, lets’ look at what we reported and what the numbers would have looked like without those.

Because we really look at this very much when we are looking at how we are doing against the plan that we have for the year. You know, six months ago, we developed our plan for this year. Everyone thought the economy would get better, improve. Interest rates were going to go up. Well, this was the same – it’s kind of like deja vu all over again. This is the same thing we thought this time last year. Well, now we are saying, well we think that this time next year.

So we are working very hard to deliver on our plan. But we feel good about what we saw internally from an operating standpoint. Margin compression continues to be a challenge. However, when you read the press release, a lot of details, we put increased type of loans in the home equity lines by about 63 percent over this time last year.

Our transaction account deposits are up over a billion dollars from this time last year. So we are running off high-priced money letting that go off. We are letting certain types of commercial and fixed income, fixed rate loans, roll off. And we are replacing them with assets that we want on our books for the longer term.

Here again, taking the same slide that we showed for the last two years, comparing this quarter’s result against last year. Our total non-interest income this quarter compared to first quarter of last year, was up about 32 percent. Primarily driven by mortgage. Because of this environment. If you take mortgage out, we continued – you remember it was about 8 percent last year. Well, it’s about 7.5 percent this quarter. So we still have non-interest income revenue growth continuing and focusing on the things we want.

Here again, the same areas that broke down–bankcard fees were up 21 percent. Our professional employment organization, up about 17 percent. Service charges up 10 percent and our factoring commissions and fees up almost 10 percent as well this quarter compared to first quarter of last year. Of course mortgage continues to be such huge volume producer in this interest rate environment.

One of the things that we were most pleased to see and something that we have been focused very much on, is improving our credit quality. From last quarter, while our potential problem loans, right here, stayed about the same, that’s the blue. Our net charge offs last quarter were about $66 million. This quarter they were about $49 million. But equally, or perhaps more important, we brought our non-performing loans down by about 9 percent, from $342 million to $312 million. We have a very disciplined approach around that. Very focused on improving that, because in order for us to get to the point where we can fully implement our strategic plan, we’ve got to get our credit quality up in the top quartile of performance. And we are focused and committed to make that happen.

You know, equity investing is a long-term proposition. This year – last year was the 30th year that Union Planters Corporation has been a legal entity. It was formed, – I think first full year was formed maybe in ‘73. First full year was in ‘74. So I asked our folks, I said – let’s go back and say if you bought our stock on the last day of these years historically, what type of absolute return, exclusive of dividends, would you have gotten on a compounded basis?

On a same-store basis, our stock closed last year at $28.14 a share. In 1974, same-store, adjusted for splits, that stock closed at $2.50. In 1979, five years later, $3.58. Five years later, $6.00. 1989, $7.50. Another five years later, $13.92. And I said, let’s look at a long-term growth rate. So if you look at the long-term compounded growth rate, exclusive of dividends, on a performance of an investment in Union Planters, – which is really much like an investment in the economy because the banking industry is very reflective of the economy. Our return would be about 10 percent compounded over the last 30 years.

And the last five years on an earnings per share basis, we have compounded our earnings by slightly over 25 percent. Here again, we were coming off a lot of opportunity there at the tail end of a lot of acquisitions, a lot of strategic focus, lot of integration that enabled us to do that.

The value proposition. I said that I was going to tell you things that I thought were very attractive about Union Planters for the long-term. We’ve pretty much completed our strategic positioning. I talked last year about UPExcel. It was a two-year project that totally revamped our company. Somebody asked me, what all it changed. I said, well, the only two things that are the same, is the name and our geography. Other than that, just about everything else has changed in terms management, our structure, our approach. The way we are doing things. I think the numbers showed we had developed a very efficient business model. We continue to have opportunities there. We looked at where our markets were. Good markets, 60 plus percent in MSA areas. Five really good growth markets within our footprint that we looked at. We’ve developed good products. We have a good distribution system.

And really things from an execution standpoint, still happen at the local level. I mean it’s person dealing with one person on an one-on-one basis when you are dealing with that. Credit quality improvements – we continue to make progress on that.

So we think, once the economy – we get a little lift from the economy, a little wind at our back, we think a lot of the things that we are seeing here will be accelerated by that. Credit will improve quicker. Sales will improve quicker. And we feel that we are positioned well to benefit from that.

So with that, Mr. House, would you now announce the results of the voting.

E. JAMES HOUSE, MANAGER OF LEGAL DEPARTMENT, UNION PLANTERS CORPORATION: The inspectors of election have submitted the results of the voting. There are present in person or by proxy, the holders of over 82 percent of the common stock outstanding. Of the total shares outstanding, each of the directors nominated received over 77 percent of shares in favor. PricewaterhouseCoopers, received over 76 percent of the shares, ratifying their selection as independent accountants and auditors.

Total votes received. Each of the directors nominated received over 94 percent and PricewaterhouseCoopers, receive over 93 percent in favor of their selection.

Therefore, each of the four nominees listed on the proxy statement for election of directors has been duly elected and the ratification of PricewaterhouseCoopers, LLP, as independent accountants and auditors for 2003, has been approved.

The exact vote totals will be certified by the inspectors of election and incorporated in the minutes of the meeting.

END